Exhibit 10.01 Confidential

Execution Version

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*].

AMENDMENT NO. 2 TO
SUPPLY AGREEMENT

This Amendment No. 2 to the Supply Agreement (this “Amendment”) is entered into as of April 16, 2019, between DSM Nutritional Products AG, Wurmisweg 576, 4303 Kaiseraugst, Switzerland, (hereinafter "DSM”) and Amyris, Inc., 5885 Hollis Street, Emeryville, CA 94608, USA (hereinafter “Amyris”) (each of DSM and Amyris hereinafter referred to as a “Party”, together referred to as the “Parties”).

WHEREAS, Amyris entered into a Supply Agreement, dated as of December 28, 2017, with DSM Produtos Nutricionais Brasil S.A. (the “Agreement”);

WHEREAS, On January 12, 2018, DSM’s affiliate DSM Produtos Nutricionais Brasil S.A. assigned all of its rights, title and interest in the Agreement to DSM;

WHEREAS, On November 19, 2018 the Parties entered into Amendment No. 1 to the Agreement;

WHEREAS, the Parties desire to further amend the Agreement; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments.
a.	Section 1.9 of the Agreement is hereby deleted and amended and restated to read:

“[Reserved]”

b.	Section 2.3 of the Agreement is hereby amended and restated (solely to remove the reference therein to the “Novvi Contract”) and shall read in its entirety as follows:

“Upon the Effective Date, Amyris will provide to DSM a product forecast for the calendar year 2018 (each, a “Product Forecast”). Thereafter, by the fifteenth (15th) business day of the first month of each new quarter, Amyris will provide to DSM a rolling quarterly forecast that consists of four (4) calendar quarters for any Product, which notice shall indicate the Product and the desired volume and completion date, together with any other information reasonably necessary for DSM to carry out such production. DSM shall carry out the Services in accordance with each such notice by Amyris (i) so long as the forecast (i) does not exceed the capacity of the Facility; (ii) change is provided more than ninety (90) days in advance and; (iii) subject to DSM’s obligations to honor the terms of the Vitamin E Contract. Furthermore, DSM will use reasonable efforts to deliver on any changes to the production forecast that are provided by Amyris less than ninety (90) days in advance. It is agreed by the Parties, however, that (i) where DSM is not reasonably able to decrease production with less than ninety (90) days’ prior notice, Amyris will be bound to purchase the original amount it projected for such period, and (ii) where DSM is not reasonably able to increase production with less than ninety (90) days’ prior notice, it shall not be required to provide to Amyris more than the original amount of Product(s) Amyris projected for such period. It is further agreed that Amyris shall be required to purchase all quantities of Non-Farnesene Products that DSM may produce for Amyris in response to a Product Forecast from Amyris. Amyris shall provide DSM with Product Strain(s) in amounts reasonably required to carry out such Services, as well as the then-current version of applicable Amyris Protocols.”

Confidential

c.	Section 8.1(a) of the Agreement is hereby amended and restated (solely to remove the reference therein to the “Novvi Contract”) and shall read in its entirety as follows:

“with respect to Non-Farnesene Products, until the date Amyris determines that the Amyris’s Brotas 2 facility is fully operational and meets its production targets, but in any event (i) no later than December 31, 2021, and (ii) subject to DSM’s obligations to honor the terms of the Vitamin E Contract; and”

d.	Annex 4 of the Agreement is hereby amended and restated to read in its entirety as set forth in Amended and Restated Annex 4 attached hereto.
2.	Effective Date. This Amendment shall become effective as of the date that Amyris receives the Cash Payment in accordance with that certain letter agreement dated April 16, 2019 between DSM and Amyris regarding the Assignment of Value Sharing Agreement.
3.	No Other Amendments. Except as expressly amended hereby, the terms and conditions of the Agreement shall remain unchanged and in full force and effect, and the execution of this Amendment is not a waiver by either Party of any of the terms or provisions of the Agreement. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement. For clarity, any cross-references to Agreement Sections refer to those Agreement Sections as amended by this Amendment.
4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank.]

Confidential

IN WITNESS WHEREOF, DSM and Amyris have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DSM NUTRITIONAL PRODUCTS AG

By:	/s/ Benedikt Suter Name: Benedikt Suter Function: General Counsel
By:	/s/ Bruno Mueller Name: Bruno Mueller Function: Vice-President

AMYRIS, INC.

By:	/s/ John Melo Name: John Melo Title: President & CEO

Confidential

Amended and Restated Annex 4

Manufacturing Fee

[*]

[*] Certain portions denoted with an asterisk have been omitted.